Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464
www.bakerdonelson.com

July 26, 2013

Provectus Pharmaceuticals, Inc.

7327 Oak Ridge Highway, Suite A

Knoxville, Tennessee 37931

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-182476) (as amended or supplemented, the “Registration Statement”) filed on June 29, 2012 with the with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Provectus Pharmaceuticals, Inc., a Nevada corporation (the “Company”), of up to $100,000,000 of any combination of securities of the types specified therein, that was declared effective by the Commission on July 20, 2012. Reference is made to our opinion letter dated June 29, 2012 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 26, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to $30,000,000 aggregate offering amount of shares (the “Purchase Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) 250,000 shares of Common Stock (the “Initial Commitment Shares”) to be issued to the Investor (as defined below) in consideration for entering into the Purchase Agreement (as defined below), and (iii) additional shares of Common Stock equal to 3.5% of the aggregate amount of Purchase Shares purchased by the Investor pursuant to the Purchase Agreement (the “Additional Commitment Shares” and, together with the Initial Commitment Shares, the “Commitment Shares”), covered by the Registration Statement. We understand that the Purchase Shares and the Commitment Shares are to be offered and sold in the manner described in the Prospectus Supplement pursuant to a Purchase Agreement between the Company and Alpha Capital Anstalt (the “Investor”), dated as of July 22, 2013 (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Nevada Revised Statutes.

ALABAMA — FLORIDA  — GEORGIA — LOUISIANA — MISSISSIPPI — TENNESSEE — TEXAS — WASHINGTON, D.C.

Provectus Pharmaceuticals, Inc.

July 26, 2013

Based on the foregoing, we are of the opinion that the Purchase Shares and the Commitment Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report of Form 8-K, dated July 22, 2013, and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

BAKER, DONELSON, BEARMAN,

CALDWELL & BERKOWITZ, PC

/s/ Tonya Mitchem Grindon

Tonya Mitchem Grindon, Shareholder